Exhibit 10.9

Lilis Energy, Inc.
1900 Grant Street, Suite #720
Denver, CO   80203

June 6, 2014

T.R. Winston & Company
1999 Avenue of the Stars #2550
Los Angeles, CA 90067

Re:           Additional Investment in Series A 8% Convertible Preferred Stock

This letter agreement sets forth the agreement between Lilis Energy, Inc. (the “Company”) and T.R. Winston & Company (“TRW”) regarding investment by TRW in the Company’s Series A 8% Convertible Preferred Stock (the “Preferred Stock”). The Company and TRW accordingly agree as follows:

1.
The Company agrees, subject to final approval by its board of directors, to issue up to $15 million of additional Preferred Stock to TRW or their respective designees, on substantially the same terms and conditions set forth in that certain Securities Purchase Agreement, dated as of May 30, 2014, by and among the Company and the investors set forth therein (the “Purchase Agreement”).

2.
TRW agrees that it or its designees will purchase an additional $15 million of Preferred Stock on substantially the same terms and conditions set forth in the Purchase Agreement within ninety (90) days of the date hereof, in being understood that the proceeds of the sale of such Preferred Stock may be used by the Company to fund its working capital and for other general corporate purchases.

This letter agreement shall be construed in accordance with and governed by the laws of the State of Colorado, excluding its conflict of laws rules. This letter agreement may be executed in any number of counterparts each of which shall be considered an original. If the foregoing accurately sets forth our agreement, please so indicate by executing this letter in the space provided below.

Very truly yours

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Abraham Mirman
Its:	Chief Executive Officer

ACCEPTED AND AGREED

this 6th day of June, 2014

T.R. Winston & Company

/s/ G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Chairman & CEO